EXHIBIT 10.56

           AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change in Control Severance Agreement (the "Agreement") is entered into as of December 23, 2008 (the "Effective Date"), by and between ------------------ ("Executive") and Ramtron International Corporation, a Delaware corporation (the "Company").

Whereas, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of its executive and senior officers notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company;

Whereas, the Board also believes that it is desirable to encourage Executive's full attention and dedication to the Company and alleviate uncertainty, and to provide Executive with compensation and benefits in the event of a Change in Control and Executive's termination of employment under the circumstances described in this Agreement;

Whereas, the Board and the Executive entered into a Change in Control Severance Agreement dated August 25, 2007 (the "Prior Change in Control Agreement"); and

Whereas, the Board and the Executive desire to amend the Prior Change in Control Agreement to account for the effect of Section 409A of the Internal Revenue Code ("Section 409A of the Code");

Now, therefore, in consideration of the agreements contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, Executive and the Company hereby agree as follows:

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Affiliate. "Affiliate" shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Exchange Act.

(b) Change in Control. "Change in Control" means the consummation of a transaction or series of transactions resulting in one or more of the following events:

     (i) The acquisition, directly or indirectly, in one or more transactions, by any individual, person or group of persons, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), individually or in the aggregate, of fifty percent (50%) or more

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            of either (1) the outstanding shares of common stock of the
            Company or (2) the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; provided, however, that the following transactions shall not constitute, or be deemed to cause a Change in Control of the Company: (A) any increase in percentage ownership by a Person to fifty percent (50%) or more resulting solely from any acquisition of shares directly from the Company or any acquisition of shares by the Company that reduces the number of shares outstanding; or (B) any Business Combination described in clauses (A) and (B) of Section 1(a)(iii) below;

     (ii) A change in the composition of the Board of the Company as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; (B) are elected, or nominated for election, to the Board of the Company with the affirmative vote of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or (C) are elected, or nominated for election, to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (B) above at the time of such election or nomination. Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company;

     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) no Person, individually or in the aggregate, nor any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (B) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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     (iv)   Approval by the stockholders of the Company of the liquidation or dissolution of the Company.

(c) Cause. "Cause" shall mean any of the actions relevant to Executive committed by Executive (or omitted to be done by Executive) that occur on or after the Effective Date:

     (i) A conviction of or plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof;

     (ii) Conviction of any crime constituting fraud, theft or misappropriation of Company property, or of any other crime that materially injures the Company's business or reputation;

     (iii) Any material violation or breach of the Company's Code of Business Conduct and Ethics, as determined by the Board;

     (iv) Willful or intentional failure by Executive to materially comply with a specific direction by the Board; or

     (v) Any serious misconduct or negligence in the course of Executive's employment, as determined by the Board.

(d)  Change in Control Period.  "Change in Control Period" means the twelve
     (12) month period immediately following the date of a Change in Control under this Agreement.

(e) Control. "Control" shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Exchange Act.

(f) Good Reason. "Good Reason" shall mean, without the express written consent of Executive, the occurrence after a Change in Control of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in a notice of termination by Executive:

     (i) the material diminishment of Executive's authority, duties or responsibilities, or the assignment to Executive of any duties inconsistent with Executive's authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

     (ii) a reduction in Executive's base salary as in effect immediately prior to the Change in Control, or diminishment of Executive's bonus opportunity at the Company;

     (iii) a reduction by the Company in the kind or level of employee benefits to which Executive was entitled to immediately prior to such reduction with the result that Executive's overall benefits package provided by the Company is materially reduced;

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     (iv)   the Company requiring Executive to be based at any office or location more than 50 miles from the Company's principal headquarters prior to the Change in Control event, except for travel reasonably required in the performance of Executive's responsibilities; or

     (v) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

(g) Termination Date. "Termination Date" means (i) the date on which the Executive's employment is terminated by the Company or (ii) the date on which the Executive terminates his employment with the Company.

(h) Total Disability. "Total Disability" of Executive shall be deemed to occur on the one-hundred and eightieth (180th) consecutive, or non-consecutive calendar day, within any twelve (12) month period that Executive is unable to perform the duties commensurate with Executive's position with the Company due to physical or mental disability or illness.

2.  Severance Payment and Other Benefits.

(a) Eligibility for Severance Payment. Executive shall be entitled to receive the severance payment (the "Severance Payment") and benefits set forth in this Section 2 from the Company if any of the below events occurs during the Change in Control Period:

     (i) Executive resigns his employment with the Company for Good Reason, which notice must be given by Executive to the Board within seventy-five (75) days following the occurrence of the event giving rise to Good Reason for termination;

     (ii) The Company terminates Executive's employment with the Company for any reason other than Cause;

     (iii)  In the event of Executive's death; or

     (iv) In the event of Executive's "separation from service" (within the meaning of Section 409A of the Code), due to Executive's Total Disability.

     Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and not more than 60 days prior to the date on which the Change in Control occurs, Executive's employment with the Company is terminated by the Company, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if Executive reasonably demonstrates that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or
     (ii) otherwise arose in connection with or in anticipation of such Change in Control.

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(b)  Severance Payment.

     (i) For all purposes under this Agreement, upon Executive becoming eligible for the Severance Payment as provided above in Section 2(a), the Company shall pay to Executive in cash, subject to Sections 2(g) and 2(h), an amount equal to (A) Executive's base salary multiplied by two (2) plus (B) an amount equal to the greater of (1) 200% of the bonus paid to Executive for the preceding fiscal year or (2) 200% of the target bonus for Executive approved by the Board for the fiscal year during which the Change in Control occurs plus (C) an amount equal to the difference between (1) the Company's reasonable determination of present value of the continuation of the benefits described in
            Section 2(e) for 24 months and (2) the Company's reasonable determination of the present value of the benefits Executive may receive under Section 2(e)(ii).

     (ii)   The Severance Payment shall be paid, subject to Sections 2(g) and
            (h), in equal monthly installments over the twelve (12) month period commencing on the sixty-first (61st) day after the Executive's Termination, provided that the Executive has signed
           (and not revoked) the Release.

(c) Accrued and Unpaid Compensation. In addition to the Severance Payment provided above, Executive will receive a lump cash payment on the Termination Date, of any accrued and unpaid salary through the Termination Date and/or bonuses earned for any completed performance period but not yet paid as of the Termination Date and any earned, unused vacation time through the Termination Date. Any accrued and unpaid bonuses that would be considered deferred compensation under
     Section 409A will be subject to Section 2(g) and 2(h) of this Agreement and will be paid pursuant to the schedule set forth in 2(b)(ii) of this Agreement.

(d) Other Compensation Programs. A termination of employment as described in this Section 2 will not affect any rights that Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all restricted stock or other equity incentive awards held by Executive will become fully vested and all stock options held by Executive will become fully exercisable.

(e) Health Coverage. If Executive is entitled to the Severance Payment under Section 2(b), the Company shall reimburse Executive for the full cost of any group health continuation coverage that the Company is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") until the earlier of the date that:

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     (i)    Executive becomes covered by health coverage offered by another employer that does not have a preexisting condition limitation or exclusion with respect to the Executive, or

     (ii)   Is eighteen months (18) months after the Termination Date.

     As long as the Company's group health plan is fully insured, the Company will provide coverage to the Executive on a tax-free basis in accordance with this Section 2(e). If the health plan is or becomes self-insured, the Executive will be required to purchase the COBRA coverage in accordance with the terms of the plan and the Company will, subject to Sections 2(g) and (h), reimburse the Executive for the premiums paid in accordance with this Section 2(e) on an after-tax basis. Such reimbursements will be made, subject to Sections 2(g) and (h), within five (5) business days after delivery of Executive's written requests for payment, accompanied by such evidence of payment of the COBRA premiums as the Company may reasonably require, provided, however, that any such reimbursement shall be for expenses incurred during the period of subsidized coverage provided in this Section 2(e) and that such reimbursements shall be made no later than December 31 of the Executive's taxable year following the taxable year in which the premiums were paid by the Executive. In no event will the amount of expenses eligible for reimbursement under this Section 2(e) by the Company in one year affect the amount of expenses eligible for reimbursement under this Section 2(e) to be provided in any other taxable year.

(f) Conditions. All payments and benefits provided under this Section 2 (other than Section 2(c)) are conditioned on Executive's continuing compliance with this Agreement (including, but not limited to Section 4 hereof). No payments shall be made under this Section 2 (other than
     Section 2(c)) unless the Executive, on or before the 60th day following the Executive's Termination Date, (a) signs and returns the Release of Claims and Covenant not to Sue substantially in the form provided in Exhibit A (the "Release Agreement") within the number of days that the Company determines is required under applicable law, but in no event more than forty-five (45) days after the Company delivers the Release Agreement to the Executive and (b) does not revoke such Release Agreement within the time period provided therein, such time period not to exceed seven (7) days. If the Executive becomes entitled to payments under Section 2 hereof (other than Section 2(c)), the Company shall deliver to the Executive a copy of the Company's standard form of Release Agreement within seven (7) days of the Executive's Termination Date.

(g) Termination as a "Separation from Service". If the Executive is entitled to payment pursuant to Section 2(a)(i), (ii) or (iv) or the last sentence of Section 2(a) of this Agreement but has not experienced a "separation from service" within the meaning of Section 409A of the

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     Code, the payments will not begin, subject to Section 2(h), until the later of (i) the payment date identified in Section 2(b) or (ii) the date first to occur of the Executive's "separation from service" within the meaning of Section 409A of the Code, a "change of control" of the Company within the meaning of Section 409A of the Code, the Executive's "disability" within the meaning of Section 409A of the Code or the Executive's death.

(h) Delay in Payment Due to "Specified Employee" Status. Notwithstanding the foregoing, if the Executive is a "specified employee" (as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code) on the date of the Executive's "separation from service" with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and any payment, reimbursement, or the provision of any benefit under this Agreement is made on account of the Executive's "separation from service" (within the meaning of Section 409A(a)(2)(A)(i) of the Code) and would constitute a "deferral of compensation" under Section 409A of the Code, then the payment, reimbursement, or the provision of any benefit to the Executive (or the Executive's beneficiary) shall commence on the earlier of (i) the first business day of the seventh month following the Executive's "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code, or (iii) the Executive's death. The total amount of monthly installment payments and reimbursements or the provision of any benefit to which such Executive would otherwise be entitled during the six-month period following the date of such "separation from service" within the meaning of Section 409A(a)(2)(A)(i) shall also be paid on the first business day of the seventh month following such "separation from service" (or, if earlier, the date of death).

3.  Certain Additional Payments by the Company.

(a) Definitions. The following terms shall have the following meanings for purposes of this Section 3:

     (i)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (ii) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

     (iii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the accounting firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     (iv) "Payment" shall mean any payment, distribution or other benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive to be paid or provided pursuant to this Agreement or any other agreement contingent upon a change in control.

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     (v)    "Safe Harbor Amount" shall mean 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

     (vi) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control for purposes of
            Section 280G of the Code, as determined by the accounting firm using the discount rate required by Section 280G(d)(4) of the Code.

(b) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding any other provision of this Section 3 to the contrary, all taxes and expenses described in this Section 3 shall be paid or reimbursed within fifteen (15) days after the Executive submits evidence of the incurrence of such taxes and/or expenses, provided that in all events such payment or reimbursement shall be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or (b), in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final or nonappealable settlement or other resolution of the litigation, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). The Executive shall be required to submit all requests for payment or reimbursement no later than thirty (30) days prior to the last day for payment or reimbursement described in the preceding sentence. Any expense paid or reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be paid or reimbursed by the Company in any other taxable year.

(c) Subject to the provisions of Section 3(d), all determinations required to be made under this Section 3, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to Executive; provided, that the accounting firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The accounting firm shall provide detailed supporting calculations both to the Company and Executive as is requested by the Company. All fees and expenses of the accounting firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five days of the receipt of the accounting firm's determination.

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     Any determination by the accounting firm shall be binding upon the
     Company and Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least "substantial authority" within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event Executive is required to make a payment of any Excise Tax after the initial determination, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. Notwithstanding the foregoing, no Excise Tax Gross-Up Payment shall be paid later than December 31 of the Executive's taxable year next following the Executive's taxable year in which the Executive pays the taxes (including the Excise Tax and any interest or penalties imposed with respect to such taxes) related to such Excise Tax Gross-Up Payment.

(d) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

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     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(d), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 3(d), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 3(d), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

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(f)  Notwithstanding any other provision of this Section 3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Gross-Up Payment, and Executive hereby consents to such withholding.

(g) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Change in Control Severance Agreement.

4. Non-Competition Agreement. During the course of Executive's employment with the Company, Executive has gained access to or knowledge of, or has worked on the development or creation of, confidential and proprietary information within the Restricted Field (as defined below), including: (a) supplier and customer lists and supplier and customer-specific information;
(b) marketing plans and proposals; (c) product and process designs, formulas, processes, plans, drawings and concepts; (d) research and development data and materials, including those relating to the research and development of products, materials or manufacturing and other processes; (e) financial and accounting records; and (f) other information with respect to the Company and its subsidiaries which if divulged to the Company's competitors would impair the Company's ability to compete in the marketplace (such information is collectively referred to as "Proprietary Information"). The "Restricted Field," as used herein means the field of non-volatile memory technologies that are novel, including, by way of example, FRAM, MRAM, RRAM, ovonics and phase-change, but excluding FLASH and EEPROM.

Executive agrees that during his employment with the Company and, if Executive has received a Severance Payment pursuant to this Agreement, for a period of 24 months following termination of employment, Executive shall not directly or indirectly engage in any business activity for the development, production or sale of any product, material or process within the Restricted Field, whether on Executive's own behalf or as an employee, consultant or independent contractor of any other person or entity within the Americas, Canada, Europe or the Asia Pacific region or otherwise utilize Proprietary Information or his or her relationships with Company customers, suppliers or others to engage or facilitate others to engage in any facet of the business associated with the Restricted Field.

The non-competition covenant set forth above will not impose undue hardship on Executive and is reasonable in both geographic scope and duration in view of: (a) the Company's legitimate interest in protecting its Proprietary Information, the disclosure of which to the Company's competitors would substantially and unfairly impair the Company's ability to compete in the marketplace or substantially and unfairly benefit the Company's competitors;
(b) the specialized knowledge and experience gained by Executive during the course of Executive's employment with the Company; (c) the fact that the services rendered by Executive on behalf of the Company were specialized, unique and extraordinary; (d) the fact that the Company directly competes within the Americas, Canada, Europe and the Asia Pacific region in the sale, production and development of products, materials or processes; and (e) the consideration, including the Severance Payment, provided by the Company to Executive as provided herein.

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Executive shall not disclose or divulge Proprietary Information to any person or entity at any time during the course of Executive's employment with the Company or at any time thereafter, except as may be required in the ordinary course and good-faith performance of Executive's employment with the Company. At the time of termination of Executive's employment with the Company for any reason, or at such time as the Company may request, Executive shall promptly deliver or return, without retaining any copies, all Proprietary Information in Executive's possession or control, whether in the form of computer-generated documents or otherwise, and, pursuant to the Company's instructions, shall erase, destroy or return all stored data, whether stored on computer or otherwise, and shall not attempt to use or restore any such data.

Following termination of Executive's employment, Executive will not employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company to leave his or her employment and become an employee, consultant or representative of any other entity, including but not limited to Executive's new employer, if any.

The non-competition and disclosure covenants set forth above are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law. A breach by Executive of the provisions set forth in this Section 4 of this Agreement will cause the Company great and irreparable injury and damage. Therefore, the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive. This paragraph shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

5.  Successors.

(a) Company's Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business and/or assets, shall be obligated to perform this Agreement, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

                                    Page-12

6. Legal Fees and Expenses/Funding of Benefits. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such dispute or proceeding. Notwithstanding any prior attorney-client relationship between the Company and such selected counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel, provided, however, that this consent shall not apply to any counsel with which the Company has an existing attorney-client relationship, nor as to any counsel as to which the Company previously had an attorney-client relationship and pursuant to which such counsel may have received confidential information relating to the Company or Executive's performance of this Agreement. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, provided, however, that in the event Executive shall be finally determined in accordance with Section 7(g) to not be entitled to payments and benefits under this Agreement, then Executive shall immediately repay to the Company all attorneys' and related fees and expenses paid by the Company on Executive's behalf pursuant to this Section 6. All reimbursements under this
Section 6 will be for expenses incurred during the Executive's lifetime. Reimbursement will be made within ninety (90) days following the date the Executive submits evidence of the incurrence of such expense, and in all events prior to the last day of the calendar year following the calendar year in which the Participant incurs the expense. In no event will the amount of expenses reimbursed in one year affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, to the Participant in any other taxable year.

7.  Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, 80921, and all notices shall be directed to the attention of its Corporate Secretary.

                                    Page-13

(b) Amendment; Waiver; Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive (or Executive's personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distribute(s), devisee(s) and legatee(s)) and by two (2) authorized officers of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of Executive or the Company may have hereunder, including the right of Executive to terminate employment for any reason pursuant to Section 2(a) and therefore become entitled to receive the Severance Payment, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c) Entire Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any other agreement entered into by the Company and Executive, the terms of this Agreement shall control unless otherwise expressly provided in such other agreement, if any, and the parties further acknowledge and agree that there shall not be any duplication of benefits or payments under this Agreement and any other agreement, including any employment agreement.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to the conflicts of laws principles thereof.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                                    Page-14

(g) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waiver thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, shall be settled by binding arbitration in Colorado Springs, Colorado in accordance with applicable rules then in effect of the American Arbitration Association (the "Association"). All proceedings and documents prepared in connection with any arbitration under this Agreement shall constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter.

(h) No Assignment. The Company may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with the second sentence of Section 5(a). This Agreement may not be assigned by Executive otherwise than by will or the laws of descent and distribution.

(i) Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words "herein" and "hereof" mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words "include", "includes" and "including" when used in this Agreement shall be deemed to in each case to be followed by the words "without limitation". The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k) Section 409A of the Code. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of
     Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive. This Agreement shall be administered in a manner consistent with this intent. Notwithstanding the foregoing, the Company

                                    Page-15
     shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and, except as provided in Section 3, Executive shall be responsible for any taxes imposed on Executive in connection with any such payment or benefit. Reference to Section 409A of the Code is to
     Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

8. Term of Agreement. This Agreement shall continue in effect from the Effective Date hereof until the two (2) year anniversary of the Effective Date and then shall automatically renew for successive one (1) year terms unless notice of non-renewal is given 90 days prior to such renewal date; provided, however, that, notwithstanding the foregoing, this Agreement shall continue in effect for a period of thirteen (13) months after a Change in Control, if such Change in Control shall have occurred during the above term of this Agreement, and, further, this Agreement if applicable, shall continue thereafter, until all payments and provision of benefits under Section 2 have been provided to Executive, if such Change in Control shall have occurred during the above initial two (2) year term of this Agreement and Executive becomes entitled to such payments and benefits hereunder. This Agreement shall terminate without notice or action if, prior to the Change in Control Period, Executive's employment with the Company is terminated.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE


Name:
Its:


RAMTRON INTERNATIONAL CORPORATION


By:
Name:
Its:

And

By:
Name:
Its:


                                    Page-16

                                   Exhibit A

                 Form of Release of Claims and Covenant Not to Sue

In consideration of the payments and other benefits that Ramtron International Corporation, a Delaware corporation (the "Company"), is providing to ------------------- ("Executive") under the Amended and Restated Change in Control Severance Agreement entered into by and between Executive and the Company, dated as of ------------------, Executive, on his/her own behalf and on behalf of Executive's representatives, agents, heirs, executors, administrators and assigns, hereby waives, releases, discharges and promises not to assert any claims, demands, actions, rights or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now has or might have as of the date of Executive's termination of employment with the Company against the Company or its predecessors, affiliates, subsidiaries, directors, officers, employees, agents, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive's employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These claims include, but are not limited to: any and all claims, causes of action, suits, claims for attorneys' fees, damages or demand; all claims of discrimination, on any basis, including, without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any U.S. State laws against discrimination; any and all claims arising under any other state and/or local anti-discrimination statute or any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment; and the law of contract and tort; and any and all claims, demands and causes of action, including, but not limited to, breach of public policy, unjust discharge, wrongful discharge, intentional or negligent infliction of emotional distress, misrepresentation, negligence or breach of contract. Executive further waives, releases, and promises never to assert any such claims, notwithstanding any belief Executive has no such claims.

Executive also agrees not to initiate or pursue any complaint or charge against the Company, its affiliates or any of the released parties identified above with any local, state or federal agency or court for the purpose of recovering damages on Executive's own behalf for any claims of any type Executive might have against the Company based on any act or event occurring on or before the effective date of this release, including claims based on

                                    Page-17
future effects of any past acts. Additionally, Executive agrees not to accept any individualized relief arising out of suits brought by any other party on Executive's behalf. Executive also represents that Executive has not filed or initiated any such complaint or charge against the Company or any Company affiliate or released party, and Executive acknowledges that the Company is relying on such representations in entering into the Agreement with Executive.

Executive understands that the claims Executive is releasing do not include rights or claims which may arise out of acts occurring after the effective date of this release which do not in any way relate to the facts and circumstances of this release or Executive's employment relationship with the Company.

Executive also understands that the above provisions do not preclude Executive from instituting an action to enforce the terms of the Agreement, or from challenging the validity of the Agreement.

Furthermore, Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Executive further waives all rights under Section 1542 of the California Civil Code, as applicable, which section Executive acknowledges to be fully understood by him or her and which Section states:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

FOR EXECUTIVES AGE 40 OR OLDER. Executive further acknowledges that he/she has been advised by this writing that:

- Executive should consult with an attorney prior to executing this release;

- Executive has at least twenty-one (21) days within which to consider this release;

- Executive has up to seven (7) days following the execution of this release, to revoke the release; and to revoke, Executive must deliver to the Company a written statement of revocation by hand-delivery or registered/certified mail, return receipt requested. To be effective the Company must receive this revocation by the close of business on the seventh (7th) day after execution of this release; and

                                    Page-18

- this release shall not be effective until such seven (7) day revocation period has expired.

- Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

- Executive agrees that if he fails to sign this Release within 45 days after his receipt of this agreement or if he revokes his assent to this Release, Executive's eligibility for the Severance Payment will expire.

EXECUTIVE


Name:
Date:

                                    Page-19